                                   EXHIBIT 3.3
                                   -----------

                                 PROMISSORY NOTE
                                 ---------------

$227,002                                                  Phoenix, Arizona
                                                          November 1, 1999

         FOR VALUE RECEIVED, Politics.com, Inc., a Nevada Corporation ("Maker"), hereby promises to pay to the order of Carriage House Capital, LLC the sum of TWO HUNDRED TWENTY SEVEN THOUSAND TWO DOLLARS ($227,002), payable on demand, together with interest or unpaid principal compounded monthly and accrued at the rate of six percent (6%) per annum until repaid in full.

         If the holder incurs actual out-of-pocket costs (including attorneys' fees or expenses) to enforce this Note after a default hereunder, such holder shall be entitled to the reimbursement of all such costs from Maker upon demand for the same.

         This Note shall be governed by Nevada law.

         Executed as an instrument under seal as of the date first above written.

WITNESS:                                               POLITICS.COM, INC.


/s/ Jen Jackson                                        By: /s/ Marc Jacobson
--------------------------                                 ---------------------
                                                             President



                                    III-1